EXHIBIT 99.1

For Immediate Release

PROS Announces New Chief Financial Officer

Stefan B. Schulz Joins PROS Team

HOUSTON, Jan. 16, 2015 - PROS® (NYSE: PRO), a big data software company, today announced Stefan B. Schulz will join the company as its new Executive Vice President and Chief Financial Officer. Schulz is expected to begin in his new role on or before March 16, 2015. He replaces Charles H. Murphy, who, as previously announced in February 2014, is retiring from PROS after 16 years with the company. Schulz will be responsible for PROS finance, accounting, corporate development, information technology and legal teams globally. He will report to PROS President and Chief Executive Officer Andres Reiner.

“Stefan Schulz is a great leader with an extraordinary reputation and background, who brings extensive experience in public software companies,” said Reiner. “As we continue to scale our business, Stefan’s experience in building global finance organizations and managing global growth initiatives will be instrumental to our long-term strategy. He is a great fit for PROS, and we’re excited to welcome him to our company.

“On behalf of PROS Board of Directors and our entire PROS team, I want to thank Charlie for his contributions and dedication over the past 16 years,” Reiner continued. “Charlie embodies PROS values and culture of integrity, pride, and commitment to customer and employee success. It has been my privilege to work side-by-side with him for many years, and we appreciate his willingness to continue to work as an advisor over the next year to ensure a seamless transition.”

“PROS has earned its reputation as an organization committed to customer success by helping companies outperform with innovative big data applications,” said Schulz. “I’m impressed with PROS track record of strong financial performance, the depth of its team, and its vision for growth. I Iook forward to helping drive even greater value for shareholders, customers, partners and employees.”

About Stefan Schulz
Schulz brings to PROS more than 20 years of financial and operations experience where he has built internal capacity to support high-growth, and has led the evaluation and integration of multiple acquisitions. For the past three years, he has served as Chief Financial Officer at Digital River, Inc., a global provider of commerce-as-a-service solutions, headquartered in Minneapolis. In this role, Schulz was charged with building the company’s full-service merchant-of-record and seller-of-record offering, and overseeing the company’s internal transformation to greater efficiency and scale.

He previously spent six years with Lawson Software, an enterprise resource planning software company. As senior vice president, Chief Financial Officer and Chief Accounting Officer, Schulz led the acquisition and integration of two companies in strategic industry growth markets.

Schulz worked for 12 years at BMC Software during a period of high growth, where he held several leadership roles, the last as vice president, global revenue operations. Schulz began his career with Arthur Andersen & Co.

He earned a B.B.A. in accounting from Lamar University.

About PROS
PROS Holdings, Inc. (NYSE: PRO) is a big data software company that helps customers outperform in their markets by using big data to sell more effectively. We apply nearly 30 years of data science experience to unlock buying patterns and preferences within transaction data to reveal which opportunities are most likely to close, which offers are most likely to sell and which prices are most likely to win. PROS offers big data solutions to optimize sales, pricing, quoting, rebates and revenue management across more than 40 industries. PROS has completed over 700 implementations of its solutions in more than 55 countries. The PROS team comprises approximately 1,000 professionals around the world. To learn more, visit www.pros.com.

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Media Contact:
Yvonne Donaldson
ydonaldson@pros.com
713.335.5310

Investor Contact:
Staci Strauss Mortenson
staci.mortenson@icrinc.com
203.682.8273